Exhibit 99.1

Blount International, Inc.
4909 SE International Way (97222 4679)
PO Box 22127
Portland, OR 97269 2127 USA
(503) 653-8881
FAX: (503) 653-4555

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount Announces 2011 First Quarter Results, Updates Outlook for 2011

•	Sales increased 36% from the first quarter of 2010, 19% excluding acquisitions

•	Operating income increased 30% from the first quarter of 2010, 24% excluding acquisitions

•	Full year 2011 outlook increased

PORTLAND, OR, May 5, 2011: Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced results for the first quarter ended March 31, 2011 and updated its financial outlook for 2011.

Results for the Quarter Ended March 31, 2011

The Company’s sales in the first quarter were $180.9 million, a 35.9% increase from the first quarter of 2010, and a 19.1% increase when excluding sales from recent acquisitions. Operating income for the first quarter of 2011 was $27.8 million compared to $21.4 million in the first quarter of 2010. First quarter income from continuing operations was $15.6 million ($0.31 per diluted share) compared to $8.5 million ($0.18 per diluted share) in the first quarter of 2010.

Josh Collins, Chairman and Chief Executive Officer, commented on the first quarter results: “Our first quarter operating results were solid as we experienced continued strong demand and benefited from our completed acquisitions. The increase in sales resulted in a significant increase in earnings and a corresponding improvement in the Company’s financial leverage profile to its lowest level in over a decade. We are increasing our full year financial outlook for sales and operating income to reflect our increasing comfort with the performance of our acquisitions, as well as the significant order backlog that exists in our saw chain and accessories business. Our 2011 profitability outlook is tempered somewhat by volatility in steel prices and currency markets.”

Sales

Sales were 19.1% higher in the first quarter of 2011 compared to the first quarter of 2010, excluding acquisitions (for comparability, all sales growth statistics are quoted excluding sales related to the SpeeCo and KOX acquisitions made in the last 12 months). International sales grew 17.9% and domestic sales were up 20.7% on a year-over-year basis. Sales to original equipment manufacturers increased 10.1%, and replacement sales increased 21.9%. Foreign exchange rate changes had a favorable year-over-year impact on sales, primarily driven by a weaker U.S. Dollar compared to most foreign currencies. The change in sales for the comparable periods is illustrated below, with sales from acquired businesses of $22.3 million presented entirely as acquired volume increase:

% Change in Sales from First Quarter 2010:
Unit Volume	+17.3%
Acquired Volume	16.7%
Selling Price/Mix	1.5%
Foreign Exchange	0.4%

Total Change from First Quarter 2010	+35.9%

Sales order backlog increased to $181.9 million at March 31, 2011 compared to $133.7 million at December 31, 2010 and $103.3 million at March 31, 2010. Excluding backlog related to businesses acquired within the last 12 months, backlog increased $71.5 million, or 69% from the year-ago period.

Gross Profit

First quarter 2011 gross profit was $60.0 million compared to $49.1 million in the first quarter of 2010. The increase in gross profit was driven primarily by the increase in sales volume, including that resulting from the addition of SpeeCo and KOX. The favorable impact of higher sales volumes was partially offset by year-over-year unfavorable movement in currency exchange rates and non-cash expenses related to acquisition accounting. A reconciliation of the first quarter 2011 gross profit and gross profit margin compared to the first quarter of 2010 is presented below:

Change in Gross Profit and Gross Margin

(dollars in millions) amounts may not sum due to rounding	Gross Profit	Gross Margin
First Quarter 2010	$49.1	36.9%
Increase/ (Decrease)
Acquired Volume	5.4	-1.6%
Acquisition Purchase accounting	(1.7)	-1.0%

	52.7	34.3%
Foreign Exchange	(1.0)	-0.6%

	51.7	33.7%
Unit Volume	8.9	-0.2%
Selling Price / Mix	1.9	1.0%
Costs / Mix	(2.5)	-1.3%

First Quarter 2011	$60.0	33.2%

The foreign exchange impact reflects the strength of both the Canadian Dollar and Brazilian Real compared to the U.S. Dollar and the associated impact on manufacturing conversion costs. Steel purchase prices were up slightly from the fourth quarter of 2010 but were in line with the first quarter of 2010. Product cost, including manufacturing conversion costs, increased $2.5 million in the first quarter of 2011 compared to the first quarter of 2010. The increase in product cost was driven by annual pay rate increases, incremental headcount brought on after the first quarter of 2010 to service increasing product demand, and costs related to the Company’s continuing effort to streamline product offerings and improve efficiency. The comparable gross margin in the first quarter of 2010 benefited significantly from the relatively quick upturn in volumes and related manufacturing leverage.

Operating Income

Operating income increased to $27.8 million in the first quarter of 2011 from $21.4 million in the first quarter of 2010. The drivers of this change in operating income compared to the first quarter of 2010 are presented below:

Change in Operating Income

 (dollars in millions)

Compared to Prior Year
First Quarter 2010 Operating Income	$21.4
Change in Gross Profit	10.9
Change in SG&A Expense:
Acquired businesses	(2.3)
Foreign exchange	(0.2)
All other	(2.0)

Total Change	6.4

First Quarter 2011 Operating Income	$27.8

SG&A increased by $4.5 million in total compared to the first quarter of 2010. The increase was driven primarily by incremental SG&A at acquired businesses, acquisition activity, and increased compensation and benefits driven both by merit pay increases and increased headcount in support of the Company’s strategic programs and improved business conditions.

Income from Continuing Operations

First quarter 2011 income from continuing operations improved primarily due to improved operating income, a reduction in net interest expense, and a reduction in income tax rates compared to the first quarter of 2010. Overall, the change to income from continuing operations for the first quarter of 2011 compared to the first quarter of 2010 is illustrated in the table below:

Change in Income from Continuing Operations

 (dollars in millions, except per share data)

 amounts may not sum due to rounding

	Pre-tax Income	Income Tax Effect	Income from Continuing Operations	Diluted Earnings per Share
First Quarter 2010 Results	$14.9	$6.3	$8.5	$0.18
Change due to:
Increased operating income	6.4	2.8	3.7	0.08
Decreased net interest expense	1.7	0.7	1.0	0.02
Change in other expense	(0.2)	(0.1)	(0.1)	0.00
Change in income tax rate	—	(2.5)	2.5	0.05

	$22.8	$7.2	$15.6	$0.32
Change in diluted share count	—	—	—	(0.01)

First Quarter 2011 Results	$22.8	$7.2	$15.6	$0.31

Cash Flow and Debt

As of March 31, 2011, the Company had net debt of $273.5 million, an increase of $4.2 million from December 31, 2010. Net debt increased in the first quarter of 2011 primarily as a result of using cash for the acquisition of KOX, partially offset by the generation of cash by the Company’s ongoing operations. In the first quarter, the Company generated $11.5 million in free cash flow, excluding the impact of acquiring KOX. The Company defines free cash flow as cash flows from operating activities less net capital spending. The ratio of net debt to pro-forma EBITDA was 2.0x as of March 31, 2011.

2011 Financial Outlook

The Company’s fiscal year 2011 outlook is for sales to range between $735 million and $755 million and operating income to range between $105 million and $110 million. Our expectation for 2011 sales levels assumes a full year of SpeeCo ownership and growth for the overall business of between 9% and 12%, plus the benefit of the recently acquired KOX business, which is expected to contribute net sales of approximately $25 million from the March 1, 2011 acquisition date. The expectation for 2011 operating income assumes that unfavorable foreign currency exchange rates and rising steel prices will increase costs between $7 million and $10 million and includes estimated incremental non-cash charges as a result of acquisition accounting of approximately $2 million. Free cash flow is expected to range between $45 million and $50 million in 2011 after spending approximately $32 million to $38 million on capital expenditures. Net interest expense is expected to be $20 million in 2011, and the effective income tax rate for continuing operations is expected to be between 33% and 37% in 2011.

A comparison of 2010 actual results, 2010 pro forma results (incorporating SpeeCo’s results for the full year), pro forma results for the 12 months ended March 31, 2011 (incorporating SpeeCo and KOX for the entire period), and the 2011 outlook mid-point estimates for key operating indicators is provided in the table below.

		Pro Forma
(dollars in millions)	2010 Actual	2010	Last 12 Months March 31, 2011	2011 Mid-Point Estimate
Sales	$611.5	$656.6	$711.1	$745.0
Operating Income	85.6	89.3	95.7	107.5
Adjusted EBITDA	118.2	125.5	134.5	144.0
Free Cash Flow	29.3	30.7	50.2	47.5
Capital Expenditures	19.8	20.1	22.1	35.0

Adjusted Earnings before Interest, Taxes, Depreciation, Amortization, and certain adjustments (“Adjusted EBITDA”) is a non-GAAP measure and is reconciled to Operating Income in the attached financial data table.

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for the forestry, lawn and garden; farm, ranch and agriculture; and construction markets, and is the market leader in manufacturing saw chain and guide bars for chainsaws. Blount sells its products in more than 100 countries around the world. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation the Company’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income

	Three Months Ended March 31
(In thousands, except per share data)	2011	2010
Sales	$180,874	$133,129
Cost of sales	120,826	84,039

Gross profit	60,048	49,090
Selling, general, and administrative expenses	32,205	27,723

Operating income	27,843	21,367
Interest expense, net of interest income	(4,837)	(6,495)
Other income (expense), net	(200)	(13)

Income from continuing operations before income taxes	22,806	14,859
Provision for income taxes	7,184	6,320

Income from continuing operations	$15,622	$8,539

Income from discontinued operations, net	—	244

Net income	$15,622	$8,783

Basic income per share:
Continuing operations	$0.32	$0.18
Discontinued operations	(0.00)	0.00

Basic income per share:	$0.32	$0.18

Diluted income per share:
Continuing operations	$0.31	$0.18
Discontinued operations	0.00	0.00

Diluted income per share:	$0.31	$0.18

Shares used for per share computations (in 000’s):
Basic	49,089	47,789
Diluted	49,850	48,379

Condensed Consolidated Balance Sheets
	March 31,	December 31,
(In thousands)	2011	2010
Assets:
Cash and cash equivalents	$73,962	$80,708
Accounts receivable	90,371	79,223
Inventories	104,563	100,445
Other current assets	28,593	28,526
Property, plant and equipment, net	109,109	108,348
Other non-current assets	195,914	183,637

Total assets	$602,512	$580,887

Liabilities:
Current maturities of long-term debt	$10,250	$10,250
Other current liabilities	87,086	91,105
Long-term debt, net of current maturities	337,188	339,750
Other long-term liabilities	102,448	97,384

Total liabilities	536,972	538,489

Stockholders’ equity	65,540	42,398

Total liabilities and stockholders’ equity	$602,512	$580,887

Net debt (in thousands) (Current maturities plus Long-term debt less Cash and cash equivalents)	$273,476	$269,292

Blount International, Inc. Financial Data (Unaudited)

Free Cash Flow

	Three Months Ended March 31
(In thousands)	2011	2010
Net cash provided by operating activities	$17,136	$6,168
Net purchases of property, plant and equipment	(5,638)	(3,690)

Free cash flow	$11,498	$2,478

Segment Information

	Three Months Ended March 31
(In thousands)	2011	2010
Total sales	$180,874	$133,129

Operating income:
Outdoor products	$34,104	$27,779
Other and corporate expense	(6,261)	(6,412)

Operating income	$27,843	$21,367

Sales and Adjusted EBITDA

(In thousands)	2010 Pro Forma	Pro Forma LTM March 31, 2011	2011 Mid-Point Estimate
Sales	$656,600	$711,100	$745,000

Operating income	$89,300	$95,700	$107,500
Depreciation	21,300	21,200	22,500
Amortization	8,100	10,500	8,900
Stock compensation	3,200	3,500	4,400
Inventory and asset impairment charges related to production efficiency programs	3,000	3,000	—
Other	600	600	700

Earnings before Interest, Taxes, Depreciation, Amortization and certain charges (“Adjusted EBITDA”)	$125,500	$134,500	$144,000